EXHIBIT 99.1
COCA-COLA ENTERPRISES INC.	PRESS RELEASE
CONTACT:	Scott Anthony -- Investor Relations (770) 989-3105
Laura Asman -- Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. BOARD ELECTS
LOWRY F. KLINE TO SUCCEED
SUMMERFIELD K. JOHNSTON, JR. AS CHAIRMAN;
MARVIN J. HERB ELECTED AS DIRECTOR

ATLANTA, April 15, 2002 -- Coca-Cola Enterprises today announced that Lowry F. Kline was elected chairman of the board, succeeding Summerfield K. Johnston, Jr.  Mr. Kline, the Company's chief executive officer, had previously served as vice chairman.

Mr. Johnston, 69, served as chairman since 1997 and has been a member of the board since 1991. He continues as chairman of the executive committee of the board, and will stand for reelection as a director at the Company's annual meeting of shareowners to be held on April 19th .

The Company's Board of Directors also elected Marvin J. Herb as a director. Mr. Herb is the former owner of Herb Coca-Cola, which was the nation's third-largest Coca-Cola bottler prior to being acquired by Coca-Cola Enterprises in 2001.

"Marvin will bring valuable insight to our board resulting from his extensive experience in the Coca-Cola bottling business," said Mr. Kline. "He built his business as a local bottler and understands the dynamics of a locally focused business which is also committed to meeting the needs of a consolidating customer base. We look forward to his contributions."

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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